RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated April 26, 2011

Pricing Supplement Dated May __, 2011 to the
Prospectus Dated January 28, 2011, and
Prospectus Supplement Dated January 28, 2011
$ __________ Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Bullish Enhanced Return Notes (the “Notes”) linked to the performance of an equally weighted global basket comprised of the Dow Jones EURO STOXX 50® Index, the Nikkei 225 Index, the iShares® MSCI Brazil Index Fund, and the iShares® MSCI Canada Index Fund (the “Basket”).

The CUSIP number for the Notes is 78008TAB0. The Notes provide a 150% leveraged return if the Percentage Change of the Basket is positive, subject to the Maximum Redemption Amount of [135% - 140%] of the principal amount of the Notes (to be determined on the Pricing Date). The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the level of the Basket of more than 10% between the Pricing Date and the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: May 20, 2011

Maturity Date: May 22, 2014

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 28, 2011, and “Additional Risk Factors” beginning on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100%	$
Underwriting discounts and commissions	0%	$
Proceeds to Royal Bank of Canada	100%	$

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $0 per $1,000 in principal amount of the Notes.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $10 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM and the hedging profits of Royal Bank of Canada, exceed $20 per $1,000 in principal amount of the Notes.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Reference Asset:
The Notes are linked to the level of an equally weighted global basket (the “Basket”) comprised of two equity indices (each, a “Reference Index,” collectively, the “Reference Indices”) and two exchange traded funds (each, a “Reference Index Fund” and collectively, the “Reference Index Funds”). Each Reference Index and Reference Index Fund is referred to as a “Basket Component.” The Reference Indices and Reference Index Funds and their respective Component Weights are indicated in the table below.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess of $1,000

Pricing Date:	May 18, 2011

Issue Date:	May 20, 2011

CUSIP:	78008TAB0

Valuation Date:	May 19, 2014

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.      Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
2.      Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -10%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -10.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:

Initial Level:	The closing level of the applicable Reference Index or the closing price per share of the applicable Reference Index Fund on the Pricing Date.

Final Level:	The closing level of the applicable Reference Index or the closing price per share of the applicable Reference Index Fund on the Valuation Date.

Leverage Factor:	150% (subject to the Maximum Redemption Amount)

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

	Basket Component	Bloomberg Ticker	Component Weight

The Basket:	Reference Index
	Dow Jones EURO STOXX 50® Index	SX5E	25%
	Nikkei 225 Index	NKY	25%

	Reference Index Fund
	iShares® MSCI Brazil Index Fund	EWZ	25%
	iShares® MSCI Canada Index Fund	EWC	25%

Maximum Redemption Amount:	[135% - 140%] multiplied by the principal amount (to be determined on the Pricing Date)

Buffer Percentage:	10%

Buffer Level:	90%

Maturity Date:	May 22, 2014, subject to extension for market and other disruptions as described under “Additional Terms of the Notes—Maturity Date.”

Term:	Three (3) years

Principal at Risk:	The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if the Percentage Change is less than -10%.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” below.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:	All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement, together with the terms in the section “Additional Terms of the Notes.”

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Level of any Basket Component. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, a Buffer Percentage of 10% (the Buffer Level is 90%), the Leverage Factor of 150%, a Maximum Redemption Amount of 137.50% of the principal amount (the midpoint of the Maximum Redemption Amount range of 135% to 150%), and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + (1,000 x 5% x 150%)= $1,000 + $75 = $1,075

	On a $1,000 investment, a 5.00% Percentage Change results in a Payment at Maturity of $1,075, a 7.50% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	50%

	Payment at Maturity:	$1,000 + (1,000 x 50% x 150%)= $1,000 + $750 = $1,750 however, the Maximum Redemption Amount is $1,375

	On a $1,000 investment, a 50% Percentage Change results in a Payment at Maturity of $1,375, a 37.50% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-8%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + [$1,000 x (-30% + 10%)] = $1,000 - $200 = $800

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $800, a -20% return on the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors” in this terms supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

ADDITIONAL RISK FACTORS

An investment in your Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement.  Your Notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in your Notes is not equivalent to investing directly in the Basket.  You should carefully consider whether the Notes are suited to your particular circumstances.  This terms supplement should be read together with the prospectus and the prospectus supplement.  The information in the prospectus and the prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this terms supplement.  This section describes the most significant risks relating to the terms of the Notes.  We urge you to read the following information about these risks, together with the other information in this terms supplement, the prospectus and the prospectus supplement, before investing in the Notes.

General Risks Relating to the Notes

Your Investment in the Notes Will Result in a Loss if the Percentage Change is Less than -10%

The Notes do not guarantee any return of principal.  The amount payable on the Notes at maturity will depend on the Percentage Change from the Initial Level to the Final Level.  Because the value of the Basket will be subject to market fluctuations, the return on the Notes at maturity may be less, and possibly significantly less, than the principal amount.  If the Percentage Change is less than -10%, the return on your Notes will be less than the principal amount.  You may lose all or a substantial portion of the amount that you invested to purchase the Notes.

The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank with the same maturity date or if you invested directly in the Basket Components.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Potential Payment at Maturity Is Limited to the Maximum Redemption Amount.

The Notes will provide less opportunity to participate in the appreciation of the Basket than an investment in a security linked to the Basket providing full participation in the appreciation, because the Payment at Maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive or negative performance of the Basket.

Owning the Notes Is Not the Same as Investing in any Basket Component or its Components or a Security Directly Linked to the Performance of any Basket Component or its Components.

The return on your Notes will not reflect the return you would realize if you actually invested in any Basket Component or its components or a security directly linked to the performance of the Basket Component or such securities and held that investment for a similar period.  Your Notes may trade quite differently from the Basket Components.  Changes in the value of the Basket Components may not result in comparable changes in the market value of the Notes.  If the value of the Basket increases or decreases during the term of the Notes, the market value of the Notes prior to maturity may not increase or decrease to the same extent.  It is also possible for the market value of the Notes prior to maturity to decrease while the value of the Basket increases.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBC Capital Markets, LLC and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBC Capital Markets, LLC or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

▪	the value of the Basket Components;

▪	your potential return on the Notes will be limited to the Maximum Redemption Amount;

▪	the volatility (i.e., the frequency and magnitude of changes) of the value of the Basket Components;

▪	the dividend rate on the stocks represented by the Basket Components;

▪
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the value of any Basket Component;

▪	changes in, and the volatility of, the exchange rates between the U.S. dollar, the euro, the Japanese Yen, the Brazilian real, and the Canadian dollar;

▪	interest and yield rates in the market; and

▪	the time remaining to maturity of the Notes.

These factors may influence the market value of your Notes if you sell your Notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes.  If you sell your Notes prior to maturity, you may receive less than the principal amount of your Notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The Notes are Royal Bank’s senior unsecured debt securities.  You may lose all or substantially all of your investment in the Notes if we are unable to pay our obligations on the Maturity Date.  As a result, your receipt of the amount due on the Maturity Date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the value of the Basket increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Changes in the Level of One or More Basket Components May Be Offset by Changes in the Level of One or More Other Basket Components.

Your Notes are linked to a Basket.  Accordingly, a change in the value of one or more of the Basket Components may not correlate with changes in the values of one or more other Basket Components.  The value of one or more Basket Components may increase, while the value of one or more other Basket Components may not increase as much, or may even decrease.  Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more other Basket Components.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to any Basket Component.

Changes in the value of any Basket Component during the term of the Notes before the Valuation Date will not be reflected in the calculation of the Payment at Maturity.  The calculation agent will calculate this amount by comparing only the Final Level of each Basket Component to its Initial Level.  No other values of the Basket Components will be taken into account.  As a result, you may receive less than the principal amount of your Notes, even if the value of the Basket has increased at certain times during the term of the Notes before decreasing to a value below the level represented by the Buffer Level as of the Valuation Date.

We Will Not Hold Any Security Represented by the Basket Components for Your Benefit.

The indenture and the terms governing your Notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities included in any Basket Component that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any shares of any Reference Index Fund or any of the companies represented by the Basket Components.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Basket Component or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Basket Component or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Basket Component or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Trading and Other Transactions by Royal Bank or its Affiliates in any of the Basket Components or any of Their Components, Futures, Options, Exchange-Traded Funds (if applicable) or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling shares of the Reference Index Funds or shares of the companies represented by the Basket Components, futures or options on the Basket Components or their components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Components or their components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the level of one or more of the Basket Components or their components, and, therefore, the market value of the Notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes decreases.

We or one or more of our affiliates may also engage in trading in any Basket Component or its components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the value of the Basket Component or its components and, therefore, the market value of the Notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Basket Component or its components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Inclusion in the Purchase Price of the Notes of Our Cost of Hedging Our Market Risk under the Notes Is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the Notes includes the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the Notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity will likely be less than your original purchase price.  We expect that this effect will be greater if it occurs earlier in the term of the Notes than if it occurs later in the term of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to any Basket Component or its components that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of any Basket Component or its components, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Index Funds and their affiliates or the issuers of the equity securities included in any Basket Component or the component stocks represented by any Basket Component, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to any Basket Component or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the level of any Basket Component or its components and, therefore, the market value of the Notes.

You Will Not Have Any Shareholder Rights as to the Basket Components or their Components and Will Have No Right to Receive any Securities at Maturity.

Investing in the Notes will not make you a holder of any of the Reference Index Funds or any of the companies represented by the Basket Components.  You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

The Basket Components represent equity securities traded in Europe, Japan, Brazil and Canada. An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The Return on the Notes Will Be Exposed to Fluctuations in Exchange Rates that Might Affect the Level of the Basket Components and the Payment at Maturity.

Because the securities included in the Reference Asset may be traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the Notes at maturity.  An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.

We Do Not Control Any Company Included in a Basket Component and Are Not Responsible for Any Disclosure Made by Any Other Company.

Except to the extent that our common stock is held by the iShares® MSCI Canada Fund, neither we nor any of our affiliates have the ability to control the actions of any Reference Index Fund or of the companies included in any Basket Component, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into the companies represented by the applicable Basket Component.

The Calculation Agent Can Postpone the Determination of the Final Level of any Basket Component if a Market Disruption Event Occurs.

The determination of the Final Level of any Basket Component may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Valuation Date with respect to that Basket Component.  If such a postponement occurs, the calculation agent will use the closing level or price of the applicable Basket Component on the first subsequent trading day on which no market disruption event occurs or is continuing.  In no event, however, will the Valuation Date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on the Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than ten trading days.

If the determination of the level or price per share of a Basket Component for the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level or price per share of the Basket Component will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “Additional Terms of the Notes—Market Disruption Events.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the Notes.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent.  We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Component has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

The Historical Performance of the Basket Components Should Not Be Taken as an Indication of Their Future Performance.

The value of the Basket Components will determine the amount to be paid on the Notes at maturity.  The historical performance of the Basket Components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the value of any Basket Component will rise or fall during the term of the Notes.  The value of any Basket Component and its components will be influenced by complex and interrelated political, economic, financial and other factors.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this terms supplement.

Since the Basket includes exchange traded funds, while the matter is not entirely clear, there exists a substantial risk that an investment in a Note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies.  If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a holder in respect of a Note will be re-characterized as ordinary income and certain interest charges may apply.  See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences – Supplemental U.S. Tax Considerations – Possible Application of Section 1260 of the Internal Revenue Code” of this terms supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes even though that holder will not receive any payments with respect to the Notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this terms supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This terms supplement contains a general description of certain Canadian tax considerations relating to the Notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risk Factors Applicable to the Relevant Indices

Changes that Affect the References Indices and the Indices that Underlie the Reference Index Funds Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

Two of the Basket Components are Reference Indices, and the two Basket Components that are Reference Index Funds have returns that depend to a significant extent upon an “Underlying Index.”  The publishers of each of these indices (the “Index Sponsor”) is responsible for the calculation of that index, the additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in that index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amount payable on the Notes and their market value could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of that index.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.

We have no affiliation with any Index Sponsor and the Index Sponsors will not be involved in the offerings of the Notes.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  No Index Sponsor has any obligation of any sort with respect to the Notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.

Risk Factors Applicable to the Reference Index Funds

There Are Liquidity and Management Risks Associated with Each Reference Index Fund.

Although shares of each Reference Index Funds are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Index Fund or that there will be liquidity in that trading market.

Each Reference Index Fund is subject to management risk, which is the risk that the Reference Index Fund’s investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The investment adviser for the iShares® MSCI Brazil Index Fund and the iShares® MSCI Canada Index Fund is BlackRock Fund Advisors.

We Cannot Control Actions by the Investment Adviser which May Adjust Each Reference Index Fund in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Investment Adviser Has No Obligation to Consider Your Interests.

The policies of the investment adviser concerning the calculation of each Reference Index Fund’s net asset value, additions, deletions or substitutions of securities or other investments held by each Reference Index Fund and the manner in which changes affecting the applicable Underlying Index (for each Reference Index Fund, indicated below) are reflected in the Reference Index Fund could affect the market price per share of the Reference Index Fund and, therefore, the amounts payable on the Notes and their market value.  The amounts payable on the Notes and their market value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates its Reference Index Fund’s net asset value, or if the investment adviser discontinues or suspends calculation or publication of its Reference Index Fund’s net asset value, in which case it may become difficult to determine the value of your Notes.  If events such as these occur or if the closing price per share of the Reference Index Fund is not available on the Valuation Date, the calculation agent may determine the closing price per share of the applicable Reference Index Fund on that Valuation Date; as a result, the calculation agent would determine the level of that Reference Index Fund in a manner it considers appropriate, in its sole discretion.

The Performance of the Reference Index Fund and the Performance of the Underlying Index May Vary.

The performance of the Reference Index Fund and that of its Underlying Index generally will vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of each Reference Index Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of either Reference Index Fund may differ from its net asset value per share; shares of either Reference Index Fund may trade at, above, or below their net asset value per share.

For the foregoing reasons, the performance of each Reference Index Fund may not match the performance of its Underlying Index over the same period.  Because of this variance, the return on the Notes, to the extent dependent on the return of the Reference Index Fund may not be the same as an investment directly in the securities or other investments included in the Underlying Index.

Time Zone Differences Between the Cities Where the Underlying Index and the Reference Index Fund Trade May Create Discrepancies in Trading Levels.

As a result of the time zone difference, between the cities where the securities comprising each Underlying Index trade and where the shares of each Reference Index Fund trade, there may be discrepancies between the values of each Underlying Index and the market value of the Notes.  In addition, there may be periods when the foreign securities are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the Underlying Index remaining unchanged for multiple trading days in the city where the shares of the Reference Index Fund trade.  Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Index Fund trades is closed.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

You Will Have Limited Anti-Dilution Protection.

The calculation agent will adjust the Initial Level of each Reference Index Fund for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Additional Terms of the Notes— Additional Terms of the Notes Applicable to the Reference Index Funds—Anti-Dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant security.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the level of the Reference Index Fund, and adversely affect the value of your Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

ADDITIONAL TERMS OF THE NOTES

Please note that in this section entitled “Additional Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

Additional Terms of the Notes

In addition to the terms described in the section “Key Terms of the Notes” above, the following general terms will apply to the Notes:

Specified Currency

Payments, if any, on the Notes will be made in U.S. dollars (“$”).

Form and Denomination

The Notes will be issued only in global form through DTC.  The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

No Listing

The Notes will not be listed or displayed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your Notes.  The following will apply to your Notes:

▪	the default amount will be payable on any acceleration of the maturity of your Notes as described under “—Default Amount on Acceleration” below;

▪	a business day for your Notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and

▪	a trading day for your Notes with regards to Reference Indices will have the meaning described under “Additional Terms of the Notes Applicable to the Reference Indices—Trading Day” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to Royal Bank in the final pricing supplement relating to the Notes relates only to the initial issuance and sale of the Notes.  If you have purchased your Notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Valuation Date

The Valuation Date will be May 19, 2014.  If the calculation agent determines that a market disruption event occurs or is continuing on the Valuation Date applicable to the Notes, the Final Level of the applicable Basket Component will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

The Notes will mature on May 22, 2014, unless that date is not a business day, in which case the Maturity Date will be the next following business day.  The Maturity Date will be postponed by the same number of trading days as the Valuation Date if a market disruption event occurs or is continuing as described above.  No interest will accrue on the notes if the Maturity Date is postponed for any reason.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder,” in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences.”

Default Amount on Acceleration

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “Key Terms of the Notes—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date.

If the maturity of the Notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  The payment at maturity will only be made when the Notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Role of Calculation Agent

The calculation agent will make all determinations regarding the value of each Basket Component, modified business days, market disruption events, successor commodities, the default amount, and the amount payable on your Notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent for the Notes.  We may change the calculation agent for your Notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

Adjustments Relating to the Basket

If the calculation agent substitutes a Basket Component or otherwise affects or modifies a Basket Component, as described in more detail below, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for the Valuation Date as described under “—Unavailability of the Level of the Reference Index on the Valuation Date,” for adjustments relating to the Reference Indices, and as described under “—Unavailability of the Level of the Reference Index Fund on the Valuation Date,” for adjustments relating to Reference Index Funds.

Notwithstanding these alternative arrangements, discontinuance or modification of any Basket Component may adversely affect the market value of the Notes.

Additional Terms of the Notes Applicable to the Reference Indices

Unavailability of the Level of the Reference Index on the Valuation Date

If any Index Sponsor discontinues publication of a Reference Index and such Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Reference Index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent Reference Index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the Valuation Date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to the depositary, as holder of the global notes.

If a successor to a Reference Index is selected by the calculation agent, that successor index will be used as a substitute for the Reference Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that Reference Index.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

If an Index Sponsor discontinues publication of a Reference Index prior to, and that discontinuance is continuing on the Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Reference Index for the Valuation Date in accordance with the formula for and method of calculating the Reference Index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the Reference Index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the Reference Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Reference Index may adversely affect the value of the Basket and in turn the value of your Notes.

If at any time the method of calculating a closing level for a Reference Index or a successor index is changed in a material respect, or if such Reference Index is in any other way modified so that the it does not, in the opinion of the calculation agent, fairly represent the level of the Reference Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Reference Index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the Reference Index is modified so that its value is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Reference Index), then the calculation agent will adjust the Reference Index in order to arrive at a value of that Reference Index as if it had not been modified (e.g., as if such split had not occurred).

Market Disruption Events

If a market disruption event occurs or is continuing on the Valuation Date, the Final Level will equal the closing level of the Reference Index on the first trading day following the Valuation Date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the Valuation Date, the Final Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

As to any Reference Index, a market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to either Reference Index:

▪	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that Reference Index;

▪	a suspension, absence or limitation of trading in futures or options contracts relating to either Reference Index on their respective markets;

▪
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, Reference Index components constituting 20% or more, by weight, of that Reference Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that Reference Index on their respective markets;

▪
the closure on any day of the primary market for futures or options contracts relating to that Reference Index or Reference Index components constituting 20% or more, by weight, of that Reference Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

▪
any scheduled trading day on which (i) the primary markets for the Reference Index components constituting 20% or more, by weight, of that Reference Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that Reference Index are traded, fails to open for trading during its regular trading session; or

▪
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this terms supplement.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Trading Day

When we refer to a trading day with respect to the Reference Indices, we mean a day on which:

(i)	the Eurex (as to the Dow Jones EURO STOXX 50® Index), the Tokyo Stock Exchange (as to the Nikkei 225 Index), (or any successor to the foregoing exchanges) are open for trading; and

(ii)	the Reference Indices or any successors thereto are calculated and published.

Additional Terms of the Notes Applicable to the Reference Index Funds

Unavailability of the Level of the Reference Index Fund on the Valuation Date

The iShares® MSCI Brazil Index Fund and the iShares® MSCI Canada Index Fund are both listed on the New York Stock Exchange (“NYSE”). For each Reference Index Fund the NYSE is the principal national securities exchange on which each respective Index Fund is listed for trading. If an Index Fund’s security’s listing is withdrawn from its principal national securities exchange and that Reference Index Fund is not listed on any national exchange, or trading on that security is terminated on or prior to the Valuation Date, then the closing price for that Reference Index Fund on that date will be determined by the calculation agent. In determining the closing price for that Reference Index Fund on that date, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

Market Disruption Events

If a market disruption event occurs or is continuing on the Valuation Date, the Final Level will equal the closing level of the Reference Index Fund on the first trading day following the Valuation Date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the Valuation Date, the Final Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any Reference Index Fund:

▪
a suspension, absence or limitation of trading in (i) that Reference Index Fund’s primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that Reference Index Fund in the primary market for those contracts, as determined by the calculation agent;

▪
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the Reference Index Fund in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating the security in its primary market;

▪
the closure on any day of the primary market for that Reference Index Fund on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

▪
any scheduled trading day on which (i) the primary market for that Reference Index Fund or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

▪
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this terms supplement.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Anti-Dilution Adjustments Relating to the Reference Index Funds

The calculation agent will adjust the applicable Initial Level if any of the dilution events described below occurs with respect to any Reference Index Fund.

The calculation agent will adjust the applicable Initial Level as described below, but only if an event below under this section occurs with respect to any Reference Index Fund and only if the relevant event occurs during the period described under the applicable subsection.  The Initial Level will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect each Reference Index Fund.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Level, the calculation agent will adjust that Initial Level for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Therefore, having adjusted the Initial Level for the first event, the calculation agent will adjust the Initial Level for the second event, applying the required adjustment to the Initial Level as already adjusted for the first event, and so on for each event.  If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your Note, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Index Fund is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Level by dividing the prior Initial Level—that is, the Initial Level before the stock split or stock dividend—by the number equal to:  (1) the number of shares of the Reference Index Fund outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Reference Index Fund outstanding immediately before the stock split or stock dividend becomes effective.  The Initial Level will not be adjusted, however, unless:

▪	in the case of a stock split, the first day on which the Reference Index Fund trades without the right to receive the stock split occurs after the Pricing Date and on or before the Valuation Date; or

▪	in the case of a stock dividend, the ex-dividend date occurs after the Pricing Date and on or before the Valuation Date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Index Fund is the first day on which such Reference Index Fund trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Index Fund is subject to a reverse stock split, then the calculation agent will adjust the Initial Level by multiplying the prior Initial Level by a number equal to:  (1) the number of shares of the Reference Index Fund outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Reference Index Fund outstanding immediately after the reverse stock split becomes effective.  The Initial Level will not be adjusted, however, unless the reverse stock split becomes effective after the Pricing Date and on or before the Valuation Date.

Extraordinary Dividends

Any distribution or dividend on a Reference Index Fund determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend.  The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend.  Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to a Reference Index Fund, the calculation agent will adjust the Initial Level to equal the product of:  (1) the prior Initial Level, times (2) a fraction, the numerator of which is the amount by which the closing price of the Reference Index Fund on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Reference Index Fund on the business day before the ex-dividend date.  The Initial Level will not be adjusted, however, unless the ex-dividend date occurs after the Pricing Date and on or before the Valuation Date.

The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Index Fund equals:

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

▪
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Index Fund minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for that Reference Index Fund; or

▪	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on a Reference Index Fund that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Initial Level only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the Reference Index Fund issues transferable rights or warrants to all holders of the Reference Index Fund to subscribe for or purchase the Reference Index Fund at an exercise price per share that is less than the closing price of the Reference Index Fund on the business day before the ex-dividend date for the issuance, then the Initial Level will be adjusted by multiplying the prior Initial Level by the following fraction:

▪
the numerator will be the number of shares of the Reference Index Fund outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Index Fund that the aggregate offering price of the total number of shares of the Reference Index Fund so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

▪
the denominator will be the number of shares of the Reference Index Fund outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Index Fund offered for subscription or purchase under those transferable rights or warrants.

The Initial Level will not be adjusted, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before the Valuation Date.

Reorganization Events

If the Reference Index Fund undergoes a reorganization event in which property other than the Reference Index Fund — e.g., cash and securities of another issuer — is distributed in respect of the Reference Index Fund, then, for purposes of calculating the level of the Reference Index Fund, the calculation agent will determine the closing price of the Reference Index Fund on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of the Reference Index Fund.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Index Fund.

Each of the following is a reorganization event with respect to each Reference Index Fund:

▪	the Reference Index Fund is reclassified or changed;
▪
the issuer of the Reference Index Fund has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

▪	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
▪	the issuer of the Reference Index Fund sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
▪
the issuer of the Reference Index Fund effects a spin-off—that is, issues to all holders of the Reference Index Fund equity securities of another issuer, other than as part of an event described in the four bullet points above;

▪	the issuer of the Reference Index Fund is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
▪	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the Reference Index Fund.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Valuation of Distribution Property

If a reorganization event occurs with respect to the Reference Index Fund, and the calculation agent does not substitute another stock for the Reference Index Fund as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each Valuation Date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of the Reference Index Fund, as the Reference Index Fund existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the Pricing Date and on or before the Valuation Date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the Reference Index Fund on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of the Reference Index Fund may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of the Reference Index Fund on the Valuation Date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if the Reference Index Fund were outstanding and were affected by the same kinds of events.

For example, if the issuer of the Reference Index Fund merges into another company and each share of the Reference Index Fund is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the Valuation Date the closing price of a share of the Reference Index Fund will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments Relating to a Reference Index Fund” or as described above in this “—Reorganization Events” section as if the common shares were the Reference Index Fund.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the Reference Index Fund or in respect of whatever securities whose value determines the closing price on the Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event.  In the case of a spin-off, the distribution property also includes the Reference Index Fund in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Index Fund as described above.  Consequently, in this terms supplement, when we refer to the Reference Index Fund, we mean any distribution property that is distributed in a reorganization event in respect of the Reference Index Fund.  Similarly, when we refer to the issuer of the Reference Index Fund, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the Reference Index Fund upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the Reference Index Fund.  In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the Reference Index Fund.  For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The calculation agent will determine, in its sole discretion, the manner of valuation of the substitute stock.  The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Other Events

The calculation agent is empowered to make such adjustments to the terms of the Notes for other events not described above in its sole discretion.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of any of the Basket Components, other assets linked to the value of the Basket Components and/or over-the-counter derivative instruments linked to any of the Basket Components prior to or on the Pricing Date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

▪	acquire or dispose of any of the Basket Components;

▪	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the value of any of the Basket Components; or

▪	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the Valuation Date.  That step may involve sales or purchases of the Basket Components or over-the-counter derivative instruments linked to those assets.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time.  See “Additional Risk Factors—Trading and Other Transactions by Royal Bank in any of the Basket Components or any of Their Components, Futures, Options, Exchange-Traded Funds (if applicable) or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this terms supplement for a discussion of these adverse effects.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

INFORMATION REGARDING THE REFERENCE INDICES

All disclosures contained in this terms supplement regarding the Reference Indices, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of STOXX Limited (“STOXX”) and Nikkei Inc. (“Nikkei””). The Index Sponsors have no obligation to continue to publish, and may discontinue publication of, the Reference Indices. The consequences of the Index Sponsors discontinuing publication of the Reference Indices are discussed in the section of this terms supplement entitled “Additional Terms of the Notes Applicable to the Reference Indices— Unavailability of the Level of the Reference Index on the Valuation Date.” Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Reference Indices or any successor index.

Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index is proprietary and copyrighted material.  The Dow Jones EURO STOXX 50® Index and the related trademarks have been licensed for certain purposes by us.  Neither STOXX nor Dow Jones & Company, Inc. (“Dow Jones”) sponsors, endorses, or promotes the Notes based on the Dow Jones EURO STOXX 50® Index.

The Dow Jones EURO STOXX 50® Index was created by STOXX, a joint venture between Deutsche Börse AG, Dow Jones, and SIX Swiss Exchange AG.  Publication of the Dow Jones EURO STOXX 50® Index began in February 1998, based on an initial Dow Jones EURO STOXX 50® Index level of 1,000 at December 31, 1991.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Total Market Index, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all of the market sectors defined by the Dow Jones Global Classification Standard.  Set forth below are the country weightings and market sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index as of March 31, 2011.

Country Weightings		Industrial Sector Weightings
United Kingdom	36.9%	Banks	21.4%
Switzerland	17.3%	Oil & Gas	14.6%
Germany	16.3%	Health Care	12.8%
France	12.7%	Food & Beverage	9.1%
Spain	6.8%	Telecommunications	9.0%
Italy	3.6%	Basic Resources	6.9%
Netherlands	2.6%	Insurance	5.2%
Sweden	1.9%	Industrial Goods & Services	4.7%
Belgium	1.1%	Chemicals	3.9%
Finland	0.9%	Technology	3.4%
		Utilities	3.1%
		Personal & Household Goods	2.2%
		Retail	2.2%
		Automobiles & Parts	1.7%

The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Total Market Index.

The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Dow Jones EURO STOXX 50® Index =	free float market capitalization of the Dow Jones EURO STOXX 50® Index at the time divisor of the Dow Jones EURO STOXX 50® Index at the time

The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, number of shares, free float factor, weighting cap factor, and the exchange rate from local currency into the index currency for the component company as of the time that the Dow Jones EURO STOXX 50® Index is being calculated.

The divisor of the Dow Jones EURO STOXX 50® Index is adjusted to maintain the continuity of the Dow Jones EURO STOXX 50® Index’s values across changes due to corporate actions, such as cash dividends, rights offerings, stock dividends from treasury shares, repurchases of shares and self tender, and spin-offs.

STOXX does not guarantee the accuracy or the completeness of the Dow Jones EURO STOXX 50® Index or any data included in the Dow Jones EURO STOXX 50® Index. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Dow Jones EURO STOXX 50® Index. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Dow Jones EURO STOXX 50® Index or the manner in which the Dow Jones EURO STOXX 50® Index is applied in determining the amount payable on the Notes at maturity or early redemption.

Since its inception, the Dow Jones EURO STOXX 50® Index has experienced significant fluctuations.  Any historical upward or downward trend in the level of the Dow Jones EURO STOXX 50® Index during any period shown below is not an indication that the level of the Dow Jones EURO STOXX 50® Index is more or less likely to increase or decrease at any time during the term of the Notes.  The historical Dow Jones EURO STOXX 50® Index levels do not give an indication of future performance of the Dow Jones EURO STOXX 50® Index.

License Agreement

Royal Bank has entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the Dow Jones EURO STOXX 50® Index in connection with the issuance of certain securities, including the Notes.

STOXX and Dow Jones have no relationship to Royal Bank of Canada, other than the licensing of the Dow Jones EURO STOXX 50® Index and its service marks for use in connection with the Notes.

STOXX and Dow Jones do not:

▪	sponsor, endorse, sell or promote the Notes.
▪	recommend that any person invest in the Notes or any other financial products.
▪	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.
▪	have any responsibility or liability for the administration, management or marketing of the Notes.
▪	consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50® Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the Notes.  Specifically, STOXX and Dow Jones do not make any warranty, express or implied, and STOXX and Dow Jones disclaim any warranty about:

▪	the results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Dow Jones EURO STOXX 50® Index and the data included in the DJ Euro STOXX 50;
▪	the accuracy or completeness of the Dow Jones EURO STOXX 50® Index or its data;
▪	the merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50® Index or its data;
▪	any errors, omissions or interruptions in the Dow Jones EURO STOXX 50® Index or its data; and
▪	any lost profits or indirect, punitive, special or consequential damages or losses, even if the DJ Euro STOXX 50 Sponsor knows that they might occur.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

The licensing relating to the use of the Dow Jones EURO STOXX 50® Index and trademark referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank, and not for any other third parties.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Historical Information of the Dow Jones EURO STOXX 50® Index

The graph below sets forth the information relating to the historical performance of the Dow Jones EURO STOXX 50® Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Dow Jones EURO STOXX 50® Index. The information provided in this table is for the four calendar quarters of 2008, 2009, 2010, the first quarter of 2011, as well as for the period from April 1, 2011 through April 21, 2011.

We obtained the information regarding the historical performance of the Dow Jones EURO STOXX 50® Index in the chart below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Dow Jones EURO STOXX 50® Index. We cannot give you assurance that the performance of the Dow Jones EURO STOXX 50® Index will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Dow Jones EURO STOXX 50® Index	Low Intra-Day Level of the Dow Jones EURO STOXX 50® Index	Period-End Closing Level of the Dow Jones EURO STOXX 50® Index

1/1/2008	3/31/2008	4,411.59	3,417.25	3,628.06
4/1/2008	6/30/2008	3,900.30	3,298.05	3,352.81
7/1/2008	9/30/2008	3,456.81	2,924.13	3,038.20
10/1/2008	12/31/2008	3,130.25	2,128.29	2,447.62

1/1/2009	3/31/2009	2,608.15	1,765.49	2,071.13
4/1/2009	6/30/2009	2,549.32	2,021.53	2,401.69
7/1/2009	9/30/2009	2,915.71	2,258.60	2,872.63
10/1/2009	12/31/2009	3,001.56	2,693.80	2,964.96

1/1/2010	3/31/2010	3,044.37	2,617.77	2,931.16
4/1/2010	6/30/2010	3,027.14	2,448.10	2,573.32
7/1/2010	9/10/2010	2,849.45	2,502.50	2,747.90
10/1/2010	12/31/2010	2,902.80	2,635.08	2,792.82

1/1/2011	3/31//2011	3,077.24	2,717.74	2,910.91
4/1/2011	4/21/2011	2,992.21	2,833.07	2,936.30

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Nikkei 225 Index

Nikkei 225 Index is a trade or service mark of Nikkei (formerly known as Nihon Keizai Shimbun, Inc.) and is licensed for use by us.  The Notes have not been passed on by Nikkei as to their legality or suitability.  The Notes are not issued, endorsed, sold or promoted by Nikkei.  NIKKEI MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

The Nikkei 225 Index is a stock index calculated, published, and disseminated by Nikkei that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index is currently based on 225 stocks (each, a “Nikkei Index Stock”) trading on the Tokyo Stock Exchange (“TSE”) and represents a broad cross-section of Japanese industry.  All 225 of the Nikkei Index Stocks that are components of the Nikkei 225 Index are stocks listed in the First Section of the TSE.  Nikkei Index Stocks listed in the First Section are among the most actively traded stocks on the TSE.  Futures and options contracts on the Nikkei 225 Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange, and the Chicago Mercantile Exchange.

The Nikkei 225 Index is a modified, price-weighted index.  Each Nikkei Index Stock’s weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer.  Nikkei calculates the Nikkei 225 Index by multiplying the per share price of each Nikkei Index Stock by the corresponding weighting factor for that Nikkei Index Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor.  The divisor, initially set on May 16, 1949 at 225, was set at 24.696 on April 2, 2010, and is subject to periodic adjustments as set forth below.  Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Index Stock, so that the share price of each Nikkei Index Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50.  Each Weight Factor represents the number of shares of the related Nikkei Index Stock which are included in one trading unit of the Nikkei 225 Index.  The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Index Stocks, currently the TSE.  The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Index Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index may be adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index.  The divisor remains at the new value until a further adjustment is necessary as the result of another change.  In the event of a change affecting any Nikkei Index Stock, the divisor will be adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

Stocks may be deleted from or added to the Nikkei 225 Index by Nikkei.  However, to maintain continuity in the Nikkei 225 Index, the general policy of Nikkei is not to alter the composition of the Nikkei Index Stocks except when a Nikkei Index Stock is deleted in accordance with certain criteria.  Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Index Stocks:  bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the “Seiri Post” because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the TSE.  Upon deletion of a stock from the Nikkei 225 Index, Nikkei will select, in accordance with certain criteria established by it, a replacement for the deleted Nikkei Index Stock.  In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Index Stocks.  As a result, an existing Nikkei Index Stock with low trading volume and not representative of a market will be deleted.

Nikkei is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index.  The Notes are not sponsored, endorsed, sold, or promoted by Nikkei.  No inference should be drawn from the information contained in this terms supplement that Nikkei makes any representation or warranty, implied or express, to us, any holder of the Notes, or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Index to track general stock market performance of Japan.  Nikkei has no obligation to take our needs or the needs of any holder of the Notes into consideration in determining, composing, or calculating the Nikkei 225 Index.  Nikkei is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued, or in the determination or calculation of the equation by which the Notes are to be settled in cash.  Nikkei has no obligation or liability in connection with the administration or marketing of the Notes.

Neither we nor any of our affiliates, including the calculation agent, accept any responsibility for the calculation, maintenance, or publication of the Nikkei 225 Index.  Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining the value of the Basket or the amount payable on the Notes at maturity.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization.  Trading hours for most products listed on the TSE are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day.  Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the U.S. by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances.  In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling.  These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day.  In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock.  Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.  As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual Nikkei Index Stocks, and these limitations, in turn, may adversely affect the market value of the Notes.

Since its inception, the Nikkei 225 Index has experienced significant fluctuations.  Any historical upward or downward trend in the level of the Nikkei 225 Index during any period shown below is not an indication that the level of the Nikkei 225 Index is more or less likely to increase or decrease at any time during the term of the Notes.  The historical Nikkei 225 Index levels do not give an indication of future performance of the Nikkei 225 Index.

License Agreement

Royal Bank has entered into a non-exclusive license agreement with Nikkei, which will allow us and our affiliates, in exchange for a fee, to use the Nikkei 225 Index in connection with that offering.  We are not affiliated with Nikkei; the only relationship between Nikkei and us will be the licensing of the use of the Nikkei 225 Index and trademarks relating to the Nikkei 225 Index.

Nikkei is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index.  The Notes are not sponsored, endorsed, sold or promoted by Nikkei.  No inference should be drawn from the information contained in this terms supplement that Nikkei makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally, or in the Notes in particular, or the ability of the Nikkei 225 Index to track general stock market performance.

Nikkei determines, composes and calculates the Nikkei 225 Index without regard to the Notes.  Nikkei has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the Nikkei 225 Index.  Nikkei is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity.  Nikkei has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which the Nikkei 225 Index is applied in determining any level of the Nikkei 225 Index or any amount payable on the Notes.

NIKKEI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 INDEX OR ANY DATA INCLUDED IN THE NIKKEI 225 INDEX.  NIKKEI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

“Nikkei®” is a trademark of Nikkei.  The Notes are not sponsored, endorsed, sold or promoted by Nikkei, and Nikkei makes no representation regarding the advisability of investing in the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Historical Information of the Nikkei 225 Index

The graph below sets forth the information relating to the historical performance of the Nikkei 225 Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Nikkei 225 Index. The information provided in this table is for the four calendar quarters of 2008, 2009, 2010, the first quarter of 2011, as well as for the period from April 1, 2011 through April 21, 2011.

We obtained the information regarding the historical performance of the Nikkei 225 Index in the chart below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Nikkei 225 Index should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Nikkei 225 Index. We cannot give you assurance that the performance of the Nikkei 225 Index will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Nikkei 225 Index	Low Intra-Day Level of the Nikkei 225 Index	Period-End Closing Level of the Nikkei 225 Index

1/1/2008	3/31/2008	15,156.66	11,691.00	12,525.54
4/1/2008	6/30/2008	14,601.27	12,521.84	13,481.38
7/1/2008	9/30/2008	13,603.31	11,160.83	11,259.86
10/1/2008	12/31/2008	11,456.64	6,994.90	8,859.56

1/1/2009	3/31/2009	9,325.35	7,021.28	8,109.53
4/1/2009	6/30/2009	10,170.82	8,084.62	9,958.44
7/1/2009	9/30/2009	10,767.00	9,050.33	10,133.23
10/1/2009	12/31/2009	10,707.51	9,076.41	10,546.44

1/1/2010	3/31/2010	11,147.62	9,867.39	11,089.94
4/1/2010	6/30/2010	11,408.17	9,347.07	9,382.64
7/1/2010	9/10/2010	9,807.36	8,796.45	9,369.35
10/1/2010	12/31/2010	10,394.22	9,123.62	10,228.92

1/1/2011	3/31//2011	10,891.60	8,227.63	9,755.10
4/1/2011	4/21/2011	9,822.06	9,405.19	9,685.77

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

INFORMATION REGARDING THE REFERENCE INDEX FUNDS

We have derived the following information from publicly available documents published by iShares®, a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Reference Index Funds and the Reference Index Funds will have no obligations with respect to the Notes. This terms supplement relates only to the Notes and does not relate to any of the shares of any Reference Index Fund or securities included in any Underlying Index. Neither we nor RBC Capital Markets, LLC participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets, LLC has made any due diligence inquiry with respect to any Reference Index Fund in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this terms supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any Reference Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Reference Index Fund could affect the value of the shares of that Reference Index Fund on the Valuation Date and therefore could affect the Payment at Maturity.

Information provided to or filed with the SEC by iShares® under the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Reference Index Funds is not a recommendation to buy or sell the shares of any of the Reference Index Funds. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any Reference Index Funds.

We have derived the following information about the Reference Index Funds from publicly available documents published by BlackRock Institutional Trust Company, N.A. (“BTC”). We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Reference Index Funds and the Reference Index Funds will have no obligations with respect to the Notes.
.
“iShares®” is a registered mark of BTC.  BTC has licensed certain trademarks and trade names of BTC for our use. The Notes are not sponsored, endorsed, sold, or promoted by BTC, or by the iShares® Funds. Neither BTC, nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BTC, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The disclosures contained in this terms supplement regarding the Underlying Indices, including, without limitation, their make up, method of calculation, and changes to their components, have been derived from publicly available sources.

iShares® MSCI Brazil Index Fund

This Reference Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the iShares® MSCI Brazil Index. The disclosures contained in this terms supplement regarding the Underlying Index including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is a free float-adjusted market capitalization index of publicly traded securities in the Brazilian market as listed on the São Paolo Stock Exchange. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “MXBR”. The Underlying Index is published in real time every 60 seconds during market trading hours. The Underlying Index has a base date of December 31, 1987, an initial value of 100, and is calculated in U.S. dollars. As of January 31, 2011, the five largest sector weights were: Materials (26.28%), Energy (23.07%), Financials (22.77%), Consumer Staples (8.68%), and Utilities (5.21%).

This Underlying Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float−adjusted market capitalization in each industry sector, within each country included in an index.

iShares® MSCI Canada Index Fund

This Reference Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the iShares® MSCI Canada Index Fund Index. The Underlying Index is intended to measure the performance of the Canadian equity market. The Underlying Index is a capitalization-weighted with a base date of December 31, 1969 that aims to capture 85% of the (publicly available) total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion in the Underlying Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. As of January 31, 2011, the five largest sector weights were Financials (30.69%), Energy (27.45%), Materials (22.04%), Industrials (5.40%), and Consumer Discretionary (4.10%).

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

The MSCI Canada Index is part of the MSCI Developed Markets Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The shares of this Reference Index Fund trade on the NYSE Arca, Inc. under the symbol “EWC”.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor Underlying Index.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Historical Information of the iShares® MSCI Brazil Index Fund

The graph below sets forth the information relating to the historical performance of the iShares® MSCI Brazil Index Fund. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the iShares® MSCI Brazil Index Fund. The information provided in this table is for the four calendar quarters of 2008, 2009, 2010, the first quarter of 2011, as well as for the period from April 1, 2011 through April 21, 2011.

We obtained the information regarding the historical performance of the iShares® MSCI Brazil Index Fund in the chart below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the iShares® MSCI Brazil Index Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the iShares® MSCI Brazil Index Fund. We cannot give you assurance that the performance of the iShares® MSCI Brazil Index Fund will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the iShares® MSCI Brazil Index Fund	Low Intra-Day Level of the iShares® MSCI Brazil Index Fund	Period-End Closing Level of the iShares® MSCI Brazil Index Fund

1/1/2008	3/31/2008	88.77	64.00	77.03
4/1/2008	6/30/2008	102.20	77.48	89.59
7/1/2008	9/30/2008	88.97	48.66	56.57
10/1/2008	12/31/2008	56.63	26.64	34.90

1/1/2009	3/31/2009	41.03	31.15	37.67
4/1/2009	6/30/2009	58.62	37.24	52.97
7/1/2009	9/30/2009	68.50	48.03	67.67
10/1/2009	12/31/2009	80.92	65.08	74.61

1/1/2010	3/31/2010	78.29	60.85	73.66
4/1/2010	6/30/2010	76.08	57.20	61.96
7/1/2010	9/30/2010	77.11	60.89	76.93
10/1/2010	11/23/2010	81.75	73.20	77.40

1/1/2011	3/31/2011	78.98	70.10	77.48
4/1/2011	4/21/2011	80.18	74.55	78.58

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

Historical Information of the iShares® MSCI Canada Index Fund

The graph below sets forth the information relating to the historical performance of the iShares® MSCI Canada Index Fund. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the iShares® MSCI Canada Index Fund. The information provided in this table is for the four calendar quarters of 2008, 2009, 2010, the first quarter of 2011, as well as for the period from April 1, 2011 through April 21, 2011.

We obtained the information regarding the historical performance of the iShares® MSCI Canada Index Fund in the chart below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the iShares® MSCI Canada Index Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the iShares® MSCI Canada Index Fund. We cannot give you assurance that the performance of the iShares® MSCI Canada Index Fund will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the iShares® MSCI Emerging Market Index Fund	Low Intra-Day Level of the iShares® MSCI Emerging Market Index Fund	Period-End Closing Level of the iShares® MSCI Emerging Market Index Fund

1/1/2008	3/31/2008	33.10	26.40	30.30
4/1/2008	6/30/2008	36.21	30.09	33.24
7/1/2008	9/30/2008	33.72	25.24	26.34
10/1/2008	12/31/2008	26.82	14.12	17.43

1/1/2009	3/31/2009	19.07	13.64	16.46
4/1/2009	6/30/2009	23.80	16.21	21.42
7/1/2009	9/30/2009	26.29	19.55	25.48
10/1/2009	12/31/2009	26.92	23.58	26.33

1/1/2010	3/31/2010	28.33	23.92	27.89
4/1/2010	6/30/2010	28.99	22.75	24.82
7/1/2010	9/10/2010	28.82	24.21	28.03
10/1/2010	11/23/2010	31.15	27.95	31.00

1/1/2011	3/31/2011	34.20	30.47	33.64
4/1/2011	4/21/2011	34.56	32.24	33.84

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Ogilvy Renault LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on the Notes that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Basket could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a Note may be subject to Canadian non-resident withholding tax.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this terms supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding any particular Note you propose to purchase. The discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes. If an investor in the Notes is not subject to a significant risk that it will lose a significant amount of its investment in the Notes, the tax treatment of that Note may differ substantially from that described in the discussion below.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any Basket Component or an interest underlying a Basket Component would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If any such Basket Component or underlying interest were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the Basket Component or underlying interest and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as pre-paid cash-settled derivative contracts in respect of the Basket for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.  If the Notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Notes.  In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Potential Application of Section 1260 of the Internal Revenue Code.  Since the Basket includes the type of financial assets described under Section 1260 of the Internal Revenue Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable terms supplement, there exists a substantial risk that an investment in a Note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies.  If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

If an investment in a Note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the Note will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code) such U.S. holder would have had if such U.S. holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the Note at fair market value (and appropriately taking into account any leveraged upside exposure).  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Note.

Alternative Treatments.  Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Notes, and the Internal Revenue Service might assert that the Notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the Notes are so treated, a holder would generally be required to accrue interest currently over the term of the Notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.

If a Basket Component periodically rebalances, it is possible that the Notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the Notes were properly characterized in such a manner, a holder would be treated as disposing of the Notes on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in this terms supplement unless and until such time as the Treasury or Internal Revenue Service determines that some other treatment is more appropriate.

Backup Withholding and Information Reporting. Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Legislation Affecting Taxation of Notes Held by or Through Foreign Entities.  Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on “withholdable payments” made to a foreign financial institution, unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution.  In addition, unless Treasury Department regulations provide otherwise, the Notes may constitute a “financial account” for these purposes.  The legislation also generally imposes a withholding tax of 30% on such payments to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income, in each case from sources within the U.S., as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the U.S.  These withholding and reporting requirements will generally apply to payments made after December 31, 2012, and if we determine withholding is appropriate with respect to the Notes, we will withhold at the applicable statutory rate. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012.  Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.   Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans,” and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Global Basket, Due May 22, 2014

SUPPLEMENTAL PLAN OF DISTRIBUTION

Royal Bank will agree to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC will agree to purchase from Royal Bank, the principal amount of the Notes specified, at the price specified on the cover page of this terms supplement.  RBC Capital Markets, LLC intends to resell each Note it purchases at the price to the public specified on the cover page.

In the future, RBC Capital Markets, LLC or one of our other affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about May 20, 2011, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as “T+2”).  See “Plan of Distribution” in the prospectus supplement dated January 28, 2011.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.